                                                                    Exhibit 99.1


                               AQUA AMERICA, INC.
                     EMPLOYEES 401(K) SAVINGS PLAN AND TRUST

                                Financial Report

                                December 31, 2005

         (With Report of Independent Registered Public Accounting Firm)

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AQUA AMERICA, INC. EMPLOYEES 401(K) SAVINGS PLAN AND TRUST
--------------------------------------------------------------------------------

TABLE OF CONTENTS
DECEMBER 31, 2005 AND 2004

                                                                            PAGE
                                                                            ----
FINANCIAL STATEMENTS:
   Report of Independent Registered Public Accounting Firm                    1
   Statements of Net Assets Available for Benefits                            2
   Statements of Changes in Net Assets Available for Benefits                 3
   Notes to Financial Statements                                              4
SUPPLEMENTARY SCHEDULE:
   Schedule of Assets (Held at End of Year)                                  10

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AQUA AMERICA, INC. EMPLOYEES 401(K) SAVINGS PLAN AND TRUST
--------------------------------------------------------------------------------

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Administrators
Aqua America, Inc. Employees 401(k) Savings Plan and Trust

     We have audited the accompanying statements of net assets available for benefits of the Aqua America, Inc. Employees 401(k) Savings Plan and Trust as of December 31, 2005 and 2004, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Aqua America, Inc. Employees 401(k) Savings Plan and Trust as of December 31, 2005 and 2004, and the changes in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America.

     Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplementary schedule of assets (held at end of year) as of December 31, 2005 is presented for the purpose of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplementary schedule is the responsibility of the Plan's management. The supplementary schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

                                        /s/ Beard Miller Company LLP
Beard Miller Company LLP
Reading, Pennsylvania
May 19, 2006


                                        1

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AQUA AMERICA, INC. EMPLOYEES 401(K) SAVINGS PLAN AND TRUST
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STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
DECEMBER 31, 2005 AND 2004

                                             2005          2004
                                         -----------   -----------
                ASSETS
Investments, at fair value               $49,918,590   $39,210,796
Employer contributions receivable              1,321             0
Participants' contributions receivable        25,449             0
                                         -----------   -----------
   NET ASSETS AVAILABLE FOR BENEFITS     $49,945,360   $39,210,796
                                         ===========   ===========

See notes to financial statements.


                                        2

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AQUA AMERICA, INC. EMPLOYEES 401(K) SAVINGS PLAN AND TRUST
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STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
YEARS ENDED DECEMBER 31, 2005 AND 2004

                                                              2005          2004
                                                          -----------   -----------
INVESTMENT INCOME
   Interest and dividends                                 $ 1,190,181   $   935,680
   Net appreciation in fair value of investments            9,043,507     2,845,350
                                                          -----------   -----------
      TOTAL INVESTMENT INCOME                              10,233,688     3,781,030
                                                          -----------   -----------
CONTRIBUTIONS
   Employer                                                   288,074       300,618
   Participants                                             1,602,161     1,548,000
                                                          -----------   -----------
      TOTAL CONTRIBUTIONS                                   1,890,235     1,848,618
                                                          -----------   -----------
BENEFITS PAID TO PARTICIPANTS                              (1,386,999)   (2,094,200)
                                                          -----------   -----------
ADMINISTRATIVE EXPENSES                                        (2,360)       (2,857)
                                                          -----------   -----------
      NET INCREASE IN NET ASSETS AVAILABLE FOR BENEFITS    10,734,564     3,532,591
NET ASSETS AVAILABLE FOR BENEFITS - BEGINNING OF YEAR      39,210,796    35,678,205
                                                          -----------   -----------
NET ASSETS AVAILABLE FOR BENEFITS - END OF YEAR           $49,945,360   $39,210,796
                                                          ===========   ===========

See notes to financial statements.


                                        3

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AQUA AMERICA, INC. EMPLOYEES 401(K) SAVINGS PLAN AND TRUST
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NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2005 AND 2004

NOTE 1 - DESCRIPTION OF PLAN

               The following description of the Aqua America, Inc. Employees 401
          (k) Savings Plan and Trust (the "Plan") is provided for general information purposes only. Participants should refer to the Plan document for more complete information.

               GENERAL

                    The Plan is a defined contribution plan covering substantially all non-bargaining unit employees with hire dates prior to April 1, 2003 of Aqua Illinois Inc., Aqua Ohio, Inc., Aqua New Jersey, Inc., Aqua Maine, Inc., Aqua North Carolina, Inc. (formerly Hydraulics, Ltd.), employees of certain divisions of Aqua Pennsylvania, Inc. and some employees of other subsidiaries of Aqua America, Inc. (the "Company"). Employees became eligible to participate on January 1 of the year following the date on which his or her employment commenced. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (ERISA). Employees covered under collective bargaining agreements are permitted to participate in the Plan if the collective bargaining agreement provides for participation.

               CONTRIBUTIONS

                    Participants may elect to contribute from 1% to 25% of their pretax compensation pursuant to a salary deferral election, up to a maximum of $14,000 in 2005 and $13,000 in 2004, which are partially matched by the employer. Participants may also contribute from 1% to 10% of their after-tax compensation, which is not matched by the Company. Additionally, participants who are age 50 or who will attain age 50 prior to the plan year may make an additional deferral contribution ("Catch-Up"), provided the participant made the maximum amount of deferral contributions permitted under the Plan. The maximum amount of allowable catch-up contribution for 2005 and 2004 is $4,000 and $3,000, respectively. They may also make transfers or suspend their contributions at any time, and may contribute amounts representing distributions from other qualified defined benefit or contribution plans ("Rollover"). In any Plan year, a participant's aggregate contributions to the Plan (salary deferral amounts plus after-tax voluntary contributions) may not exceed 35% of such participant's compensation for the applicable Plan year.

                    The Plan provides for the Company to contribute an amount equal to 40% of the pretax employee contribution up to $1,040 for each participant. The Company's contributions consist of common stock in Aqua America, Inc.

               PARTICIPANTS' ACCOUNTS

                    Each participant's account is credited with the participant's contribution and allocations of the Company's contribution and Plan earnings. Allocations are based on participant contributions or account balances, as defined by the Plan document.


                                       4

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AQUA AMERICA, INC. EMPLOYEES 401(K) SAVINGS PLAN AND TRUST
--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2005 AND 2004

NOTE 1 - DESCRIPTION OF PLAN (CONTINUED)

               VESTING

                    Each participant will always be 100% vested in all employee and Company contributions.

               COMMON STOCK FUND

                    Matching contributions may be made in cash or invested in Aqua America, Inc. common stock. Participants have an opportunity to elect that any dividends with respect to Aqua America, Inc. common stock held be paid in cash rather than being allocated to their account to be invested in additional shares of Aqua America, Inc. common stock.

               INVESTMENT OPTIONS

                    Participants can direct, at the time they enroll in the Plan, that their salary deferral and voluntary contributions be invested entirely in one of the funds offered by the Plan or divided among the funds. The Plan currently offers fourteen registered investment companies and one common/collective trust fund. Subject to compliance with applicable state and federal securities laws, the Plan also permits participants to acquire an interest in Aqua America, Inc. common stock. Participants may change their investment instructions and reinvest their contributions in a different fund or funds at any time.

               PAYMENT OF BENEFITS

                    Upon retirement, disability, or death, distributions will be paid as soon as administratively possible in a lump sum or as an annuity. Prior to March 28, 2005, upon termination of service other than by retirement, disability, or death, a participant will receive a lump sum payment if the total of their employer matching and profit sharing contribution accounts does not exceed $5,000. If the account balances exceed $5,000, the assets will generally be held in a trust until the participant's normal or early retirement date. Effective March 28, 2005, the $5,000 threshold was decreased to $1,000.

                    Withdrawals will be made in cash or shares of Aqua America, Inc. stock, to the extent permitted by law. Under certain circumstances, a participant may withdraw all or a portion of the employee contributions while still employed.

               LOANS DUE FROM PARTICIPANTS

                    Participants may borrow funds from their account balance equal to the lesser of $50,000 or 50% of their vested account balance for a period not to exceed five years unless the loan is used to purchase the participant's principal residence. Repayment is made through payroll deductions. All new loans are issued at an interest rate of prime plus 1%.

               PLAN AMENDMENT OR TERMINATION

                    Although the Company does not intend to terminate the Plan, it may do so at its discretion, subject to the provisions of ERISA. All interests of the participants would be distributed to them as determined in accordance with applicable provisions of the Internal Revenue Code.


                                       5

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AQUA AMERICA, INC. EMPLOYEES 401(K) SAVINGS PLAN AND TRUST
--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2005 AND 2004

NOTE 2 - SUMMARY OF ACCOUNTING POLICIES

               A summary of the significant accounting policies consistently applied in the preparation of the accompanying financial statements follows:

               BASIS OF ACCOUNTING

                    The accompanying financial statements have been prepared using the accrual basis.

               USE OF ESTIMATES

                    The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires the Plan's management to use estimates and assumptions that affect the accompanying financial statements and disclosures. Actual results could differ from these estimates.

               ADMINISTRATION

                    The Plan is administered by a committee (the "Committee") consisting of three or more individuals selected by and who may be removed at any time by the Board of Directors of Aqua America, Inc. The Committee members may be employees of Aqua America, Inc. and may be participants in the Plan. The Committee members receive no compensation from the Plan for their services in such capacity. The Committee has extensive administrative powers in connection with the Plan, including authority to interpret the provisions of the Plan, to adopt rules for its administration and to make other decisions with respect to the Plan.

                    The plan trustee invests funds as directed by the participants. The principal duties of the trustees are to receive all contributions paid to the Plan and to make investments and pay benefits.

                    Substantially all of the administrative expenses of the Plan are paid by the Company.

               INVESTMENT VALUATION

                    The Plan's investments are stated at fair value. Investments in registered investment companies are valued at quoted market prices which represents the net asset value of shares held by the Plan at year end. Common/collective trust funds are valued at unit value, which represents the fair value of the underlying assets. Therefore, the value of common/collective trust funds are deemed to be at estimated fair value. Aqua America, Inc. stock is valued at its quoted market price. Loans to participants are valued at cost, which approximates fair value.

                    Investments of the Plan are exposed to various risks, such as interest rate, market, and credit. Due to the level of risk associated with certain investments and the level of uncertainty related to changes in the value of investments, it is at least reasonably possible that changes in risks in the near term would materially affect investment assets reported in the statement of net assets available for benefits and the statements of changes in net assets available for benefits.


                                       6

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AQUA AMERICA, INC. EMPLOYEES 401(K) SAVINGS PLAN AND TRUST
--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2005 AND 2004

NOTE 2 - SUMMARY OF ACCOUNTING POLICIES (CONTINUED)

               INVESTMENT VALUATION (CONTINUED)

                    Dividend income is recorded on the ex-dividend date and interest income is recorded when earned. Realized gains and losses on the sale of the Aqua America, Inc. stock are based on average cost of the securities sold. Purchases and sales are recorded on a trade date basis.

               PAYMENTS OF BENEFITS

                    Benefits are recorded when paid.

NOTE 3 - INVESTMENTS

               The following table presents the fair value of investments:

                INVESTMENTS                       2005           2004
-------------------------------------------   ------------   -----------
Investments at fair value, by reference to
   quoted market prices:
   Registered investment companies:
      American Century Balanced Fund          $ 3,341,577 *  $ 3,046,178 *
      American Century Select Fund              7,735,990 *    7,599,820 *
      Other registered investment companies     6,466,164      5,635,712
                                              -----------    -----------
      TOTAL REGISTERED INVESTMENT COMPANIES    17,543,731     16,281,710
   Stock:
      Aqua America, Inc. Common Stock          27,234,479 *   18,658,772 *
                                              -----------    -----------
      TOTAL INVESTMENTS AT FAIR VALUE, BY
         REFERENCE TO QUOTED MARKET PRICES     44,778,210     34,940,482
                                              -----------    -----------
Investments at estimated fair value:
      Common/Collective Funds
         American Century Stable Asset Fund     4,003,220 *    3,266,620 *
                                              -----------    -----------
      TOTAL INVESTMENTS AT ESTIMATED FAIR
         VALUE                                  4,003,220      3,266,620
                                              -----------    -----------
Investments at cost, which approximates
   fair value:
      Loans due from participants               1,137,160      1,003,694
                                              -----------    -----------
      TOTAL INVESTMENTS AT COST, WHICH
         APPROXIMATES FAIR VALUE                1,137,160      1,003,694
                                              -----------    -----------
      TOTAL INVESTMENTS                       $49,918,590    $39,210,796
                                              ===========    ===========

* Investment represented 5% or more of the Plan's net assets available for benefits in the respective plan year.


                                        7

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AQUA AMERICA, INC. EMPLOYEES 401(K) SAVINGS PLAN AND TRUST
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NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2005 AND 2004

NOTE 3 - INVESTMENTS (CONTINUED)

          In August 2005, Aqua America's Board of Directors declared a 4-for-3 common stock split effected in the form of a 33-1/3% stock distribution for shareholders of record on November 17, 2005. The new shares were distributed in December 2005.

          The Plan's investments (including gains and losses on investments bought and sold, as well as held during the year) appreciated (depreciated) in value during the years ended December 31, 2005 and 2004 as follows:

                                      2005         2004
                                  -----------   ----------
Common stock                       $9,058,200   $1,863,366
Registered investment companies       (14,693)     981,984
                                  -----------   ----------
      TOTAL                       $ 9,043,507   $2,845,350
                                  ===========   ==========

NOTE 4 - NONPARTICIPANT-DIRECTED INVESTMENTS

          Information about the net assets available for benefits as of December 31, 2005 and 2004 and the significant components of the changes in net assets relating to the nonparticipant-directed investments for the years ended December 31, 2005 and 2004 is as follows:

                                            2005         2004
                                        -----------   -----------
Net assets:
   Aqua America common stock            $20,969,549   $14,126,809
   Employer contribution receivable           1,321             0
                                        -----------   -----------
                                        $20,970,870   $14,126,809
                                        ===========   ===========
Changes in net assets:
   Contributions                        $   288,074   $   300,618
   Interest and dividends                   305,425       284,252
   Net appreciation                       6,766,030     1,414,390
   Benefits paid to participants           (515,468)     (667,264)
                                        -----------   -----------
      TOTAL                             $ 6,844,061   $ 1,331,996
                                        ===========   ===========


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AQUA AMERICA, INC. EMPLOYEES 401(K) SAVINGS PLAN AND TRUST
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NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2005 AND 2004

NOTE 5 - RELATED PARTY AND PARTY-IN-INTEREST TRANSACTIONS

          Certain Plan investments are shares of registered investment companies managed by J.P. Morgan Retirement Plan Services. J.P. Morgan Retirement Plan Services is the trustee as defined by the Plan and, therefore, these transactions qualify as party-in-interest transactions.

          Employer matching contributions are invested in common stock of the Plan Sponsor. Participants may also elect to invest in Plan Sponsor common stock. These transactions qualify as related party and party-in-interest transactions. Total purchases at market value related to the stock for 2005 and 2004 were $1,111,973 and $921,450, respectively. Total sales at market value related to the stock for 2005 and 2004 were $1,488,324 and $888,719, respectively.

NOTE 6 - TAX STATUS

          The Internal Revenue Service issued its latest determination letter dated October 8, 2003, which stated that the Plan and related trust, as amended, qualified under applicable provisions of the Internal Revenue Code
     (IRC) and, therefore, are exempt from federal income taxes. The Plan has been amended since receiving the determination letter. The Plan administrator and the Plan's counsel believe that the Plan is designed and is currently being operated in compliance with applicable requirements of the IRC. Therefore, no provision for income taxes has been included in the Plan's financial statements.

NOTE 7 - PLAN AMENDMENT

          Effective July 1, 2005, the Plan was amended to allow certain employees of Hydraulics, Ltd. to terminate their participation in the Plan and to become participants in the Aqua America, Inc. 401(k) and Profit Sharing Plan. The amendment also allows the participants to transfer their account balances in the Plan to the Aqua America, Inc. 401(k) and Profit Sharing Plan. The transfer of assets has not taken place as of December 31, 2005 and will take place as soon as the third party administrators can provide for the transfer.


                                        9

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AQUA AMERICA, INC. EMPLOYEES 401(K) SAVINGS PLAN AND TRUST
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SCHEDULE OF ASSETS (HELD AT END OF YEAR)
FORM 5500 - SCHEDULE H - LINE 4I
EIN: 23-1702594
PN: 003
DECEMBER 31, 2005

                                                                                                            CURRENT
(A)                IDENTITY OF ISSUE (B)                  DESCRIPTION OF INVESTMENT (C)       COST (D)     VALUE (E)
---   --------------------------------------------   -------------------------------------   ----------   -----------
 *    American Century Balanced Fund                 Registered Investment Company               N/A      $ 3,341,577
 *    American Century Diversified Bond Fund         Registered Investment Company               N/A          452,854
 *    American Century Equity Index Fund             Registered Investment Company               N/A        1,138,409
 *    American Century International Growth Fund     Registered Investment Company                            475,814
 *    American Century Retirement Portfolio          Registered Investment Company               N/A            7,629
 *    American Century Retirement Portfolio - 2015   Registered Investment Company               N/A            9,843
 *    American Century Retirement Portfolio - 2025   Registered Investment Company               N/A           61,876
 *    American Century Retirement Portfolio - 2035   Registered Investment Company               N/A            8,779
 *    American Century Retirement Portfolio - 2045   Registered Investment Company               N/A            9,078
 *    American Century Select Fund                   Registered Investment Company               N/A        7,735,990
 *    American Century Strategic Allocation
          Moderate Fund                              Registered Investment Company               N/A          253,546
 *    American Century Value Fund                    Registered Investment Company               N/A        2,013,481
 *    American Century Vista Fund                    Registered Investment Company               N/A        1,587,578
 *    JP Morgan U.S. Small Company                   Registered Investment Company               N/A          447,277
 *    American Century Stable Asset Fund             Common/Collective Fund                      N/A        4,003,220
 *    Aqua America, Inc.                             Common Stock                            $8,173,638    27,234,479
      Participant loans                              Participant Loans (interest rate 4.0%
                                                     to 9.5%)                                         0     1,137,160
                                                                                                          -----------
                                                                                                          $49,918,590
                                                                                                          ===========

*    Represents a party-in-interest to the Plan.

N/A Historical cost has not been presented as investment is participant directed


                                       10